Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TIGA ACQUISITION CORP.,

TIGA MERGER SUB LLC,

and

GRINDR GROUP LLC

dated as of May 9 , 2022

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication

(continued)

Page

Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Unitholder Support Agreement
Exhibit D	Transaction Support Agreement
Exhibit E	Form of Registration Rights Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 9 , 2022 (this “Agreement”), is made and entered into by and among Tiga Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Grindr Group LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, effective one Business Day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL (as defined below) and the Cayman Islands Companies Act (as defined below) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Acquiror (upon its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant (as defined below) shall convert into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall separate and convert into one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant, pursuant to the Warrant Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, following the Domestication, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror (the “Merger”) and (ii) Acquiror will change its name to “Grindr Inc.” or such other name as may be agreed to by Acquiror and the Company prior to Closing;

WHEREAS, upon the Effective Time, each Company Unit (as defined below) and each Company Option (as defined below) will be converted into the right to receive (in the case of the Company Options, if and to the extent earned and subject to their respective terms or as otherwise provided herein), a portion of the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, upon the terms and conditions of this Agreement, effective as of the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror Option (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Unitholders (as defined below) have each executed and delivered to Acquiror a Unitholder Support Agreement (the “Unitholder Support Agreement”) substantially in the form attached hereto as Exhibit C, pursuant to which the Requisite Company Unitholders have agreed to, among other things, provide their written consent to adopt and approve, promptly following the effectiveness of the Proxy Statement / Registration Statement, this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, each of the parties intends that for U.S. federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror and the Company are parties under Section 368(b) of the Code, that may also qualify as a transfer described in Section 351(a) of the Code and the Treasury Regulations thereunder and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of managers of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby, determined that the terms hereof, the Merger and the other transactions contemplated hereby and the documents contemplated hereby are fair to, and in the best interests of, the Company and the holders of the Company Units and recommended the approval of this agreement by the holders of Company Units;

WHEREAS, the board of directors of Acquiror has established a special committee of the board of directors of Acquiror (such committee, the “Special Committee”), the favorable recommendation of which is required as a condition to the board of directors of Acquiror approving the transactions contemplated by this Agreement;

WHEREAS, the Special Committee has provided and not revoked or withdrawn its favorable recommendation to the board of directors of Acquiror in form of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Acquiror has (i) determined that it is in the best interests of Acquiror for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, Acquiror, as sole member of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby on behalf of Merger Sub;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror entered into the Forward Purchase Agreement (as defined below) with the Sponsor pursuant to which, and on the terms and subject to the conditions of which, the Forward Purchase Investors (as defined below) will purchase from Acquiror shares of Domesticated Acquiror Common Stock (the “Forward Purchase Shares”) and Domesticated Acquiror Warrants (the “Forward Purchase Warrants”) for an aggregate purchase price equal to the Forward Purchase Commitment Amount (as defined below);

WHEREAS, to the extent that the sum of (i) the Trust Amount (as defined below), plus (ii) the amount actually received by Acquiror prior to or substantially concurrently with the Closing from any PIPE Investment (as defined below) (the “Non-FPS Amount”) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the Forward Purchase Agreement to purchase (a) a number of shares of Domesticated Acquiror Common Stock equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of Domesticated Acquiror Warrants equal to (I) the number of shares of Domesticated Acquiror Common Stock in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 shares of Domesticated Acquiror Common Stock plus up to 2,500,000 Domesticated Acquiror Warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant. The amount of any such subscription pursuant to this recital, the “Backstop Subscription Amount”, any shares of Domesticated Acquiror Common Stock subscribed for pursuant to this recital, the “Backstop Shares”, and any Domesticated Acquiror Warrants subscribed for pursuant to this recital, the “Backstop Warrants”;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, the Sponsor, Merger Sub and Acquiror have entered into the Transaction Support Agreement, a copy of which is attached as Exhibit D, pursuant to which the Sponsor and the independent directors of the Acquiror have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; and

WHEREAS, at the Closing, certain shareholders of the Acquiror and certain unitholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.         Definitions. As used herein, the following terms shall have the following meanings:

“2020 and 2019 Audited Financial Statements” has the meaning specified in Section 4.8(a).

“2021 Audited Financial Statements” has the meaning specified in Section 6.4(a).

“2021 Unaudited Statements” has the meaning specified in Section 4.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.7(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.3(a) (Due Authorization), Section 5.13 (Capitalization of Acquiror) and Section 5.14 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50), a fraction equal to one-half of which was included in each unit sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 5.6.

“Acquiror Securities” has the meaning specified in Section 5.13(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents and that certain Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting (ii) those Transaction Proposals identified in clauses (D), (E), (F), (G) and (J) of Section 8.2(b)(ii), in each case, by an Ordinary Resolution under Cayman Islands law, being the affirmative vote of a majority of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting, and (iii) those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii), in each case, the requisite approval required under Acquiror’s Governing Documents, the Cayman Islands Companies Act or other applicable law.

“Acquiror Shareholders” means the shareholders of Acquiror.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Unit” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, charge, judgment, lawsuit, litigation, complaint, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or judgment by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Sponsor be considered an Affiliate of any portfolio company or any investment fund or account affiliated with or managed or controlled by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter, nor shall any portfolio company or any investment fund or account affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter be considered to be an Affiliate of Sponsor; provided further, that in no event shall Acquiror or any of Acquiror’s Subsidiaries be considered an Affiliate of any portfolio company of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of Acquiror nor shall any portfolio company of any investment fund or account affiliated with any equityholder of Acquiror be considered to be an Affiliate of Acquiror or any of its Subsidiaries.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).

“Aggregate Fully Diluted Company Units” means, without duplication, the aggregate number of Company Units that are (i) issued and outstanding immediately prior to the Effective Time and (ii) issuable upon, or subject to, the settlement of all in-the-money Company Options and all in-the-money Company Warrants (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Company Valuation plus (b) the aggregate exercise price of all in-the-money Company Options and all in-the-money Company Warrants that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement (including any PIPE Investment agreements, certificates and instruments).

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, and any Law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Backstop Commitment” means the allocation of up to $50,000,000 of capital of the Forward Purchase Investors to subscribe for up to 5,000,000 shares of Domesticated Acquiror Common Stock and up to 2,500,000 Domesticated Acquiror Warrants.

“Backstop Shares” has the meaning specified in the Preamble hereto.

“Backstop Subscription Amount” has the meaning specified in the Preamble hereto.

“Backstop Warrants” has the meaning specified in the Preamble hereto.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are authorized or required by Law to close.

“Catapult Note” means the Secured Promissory Note, dated as of April 27, 2021, by and between the Company and Catapult GP II LLC.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“CFIUS” means the Committee on Foreign Investment in the United States, including each member agency acting in such capacity.

“CFIUS Approval” means that any of the following shall have occurred: (a) the Parties have received written notice from CFIUS that it has concluded an assessment, review or investigation of the CFIUS Notice, determined that there are no unresolved national security concerns with respect to the Merger, and terminated all action under Section 721; (b) the Parties have received written notice from CFIUS that the Merger does not constitute a “covered transaction” subject to review under Section 721; or (c) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (the “President”) requesting the President’s decision pursuant to Section 721 with respect to the transactions contemplated by this Agreement, then the President (i) has not taken any action to suspend or prohibit the Merger, or (ii) has announced a decision not to take any action to suspend or prohibit the Merger, in each case within a period of 15 days after the date of the President’s receipt of the CFIUS Report, or (d) if the Parties submitted the CFIUS Notice in the form of a declaration, the Parties have received written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but does not request submission of a joint voluntary notice.

“CFIUS Notice” means a declaration or a joint voluntary notice (or both, as applicable) submitted by the relevant parties to this Agreement to CFIUS pursuant to Section 721 in relation to the transactions contemplated by this Agreement.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, transfer, lease, exchange or other disposition of more than five percent (5%) of the properties or assets or equity interests of the Company and its Subsidiaries.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Distribution Amount” means the actual amount of any cash dividend or other dividend or distribution in respect of Company Units or equity interests the Company makes, declares, sets aside, establishes a record date for or makes a payment date for between the date hereof and the Effective Time, provided that the amount of any such dividend or distribution may not exceed the Permitted Distribution Amount.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Grindr Group LLC 2020 Amended and Restated Equity Incentive Plan as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any condition, change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in the aggregate with all other Events, (i) has had, or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to prevent or materially delay, impair or impede the ability of the Company to consummate the transactions contemplated herein; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Events not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (i) actions taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Events referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Series X Ordinary Units granted under the Company Incentive Plan.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Series X Ordinary Units” means the Series X ordinary units of the Company.

“Company Series Y Preferred Units” means the Series Y preferred units of the Company.

“Company Software” means any and all Software that embodies or constitutes any Company Intellectual Property.

“Company Systems” means the information technology systems and equipment that are owned, controlled by (including by contract) or used by or on behalf of the Company or any of its Subsidiaries in the conduct of its business.

“Company Unitholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of a super-majority representing more than 80% of the voting power of the outstanding Company Units voting or consenting, as applicable, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Units” means the Company Series X Ordinary Units and the Company Series Y Preferred Units.

“Company Valuation” means $1,584,000,000 plus the amount, if any, by which the Permitted Distribution Amount exceeds the Company Distribution Amount.

“Company Warrant” means each warrant (excluding Company Options) to purchase Company Units.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Cooley” has the meaning specified in Section 11.18(b).

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any quarantine, “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Governmental Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations, in each case, by any Governmental Authority in connection with or in response to COVID-19.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“Deferred Amount” means the aggregate principal amount of $230,000,000 payable by San Vincente Group LLC to Kunlun Grindr Holdings Limited under the Purchase Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, climate change or the protection or management of the environment or natural resources, or the protection of human health and safety.

“Environmental Permits” has the meaning specified in Section 4.23(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(b).

“Ex-Im Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Units.

“Existing Indebtedness” means the Indebtedness outstanding pursuant to the term loan facility extended by Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more of its affiliates, to Grindr Capital LLC and/or one or more of its affiliates.

“Existing Lenders” has the meaning specified in Section 2.4(a)(v).

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extension” has the meaning specified in Section 7.4.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“Forward Purchase Agreement” means the second amended and restated forward purchase agreement entered into as of the date hereof by and between Acquiror and the Sponsor.

“Forward Purchase Commitment” means the purchase of 5,000,000 shares of Domesticated Acquiror Common Stock and 2,500,000 Domesticated Acquiror Warrants to be issued in a private placement transaction immediately following the Domestication and immediately prior to the Merger.

“Forward Purchase Commitment Amount” means the aggregate gross purchase price of $50,000,000 payable to Acquiror prior to or substantially concurrently with Closing for the shares of 5,000,000 Domesticated Acquiror Common Stock and 2,500,000 Domesticated Acquiror Warrants in the Forward Purchase Commitment.

“Forward Purchase Investors” means those certain investors (including the Sponsor and its Affiliates) participating in the Backstop Commitment and/or the Forward Purchase Commitment pursuant to the Forward Purchase Agreement.

“Forward Purchase Shares” has the meaning specified in the Recitals hereto.

“Forward Purchase Warrants” has the meaning specified in the Recitals hereto.

“Full-Scope Privacy Jurisdictions” has the meaning specified in Section 4.22(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement or limited liability agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any national, federal, state, provincial, municipal, local or foreign government, governmental authority, regulator, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, ruling, writ, stipulation, determination or award, in each case, issued or made by, or entered by or with any Governmental Authority.

“Grindr Group” has the meaning specified in Section 11.18(b).

“Hazardous Material” means any substance, material or waste that is (a) regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of services or property and equipment which have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property rights and industrial property rights in or to the following, throughout the world, in any jurisdiction, whether registered or unregistered, including, but not limited to, rights in and with respect to: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), published or unpublished patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations; (ii) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, designs, emblems, signs, insignia, slogans, symbols, all translations, adaptations, derivations and combinations of the foregoing and other similar designations of source or origin and general intangibles of like nature, whether or not registrable as a trademark in any given country, together with the goodwill of the business symbolized by or associated with any of the foregoing, and registrations and applications for registration of the foregoing; (iii) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions, rights of endorsement, publicity and personality of individuals; (iv) rights in Software; (v) technical data, and databases, compilations and collections of technical data as well as analyses and other work product derived from technical data; (vi) other rights related to works of authorship; (vii) trade secrets, know-how and other confidential information (collectively, “Trade Secrets”); (viii) rights of publicity; (ix) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable); and (x) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 2.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, easement, real property title defect, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Milbank” has the meaning specified in Section 11.18(a).

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Modification in Recommendation” has the meaning specified in Section 8.2(d).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NYSE” means The New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Payoff Amount” has the meaning specified in Section 2.4(a)(v).

“Payoff Letters” has the meaning specified in Section 2.4(a)(v).

“Permitted Distribution Amount” means $370,000,000.

“Permitted Liens” means (i) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (D) guaranties, letters of credit or deposits arising from any Real Property Leases, including security deposits made in the ordinary course of business, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property, (vi) non-exclusive, non-source code licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) Liens incurred in connection with operating or capital lease obligations of the Company or its Subsidiaries, and (viii) Liens to be released prior to or at the Closing.

“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information within any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Privacy Laws. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person.

“PIPE Investment” has the meaning specified in Section 8.4.

“Privacy Contractual Obligations” has the meaning given in Section 4.22(a).

“Privacy Laws” means any and all applicable Laws and legal requirements (including of any applicable foreign jurisdiction) relating to privacy, data security or data protection, or Processing of any Personal Information, including, as applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation 2016/679 (EU GDPR), UK General Data Protection Regulation (as defined in section 3(10) of the Data Protection Act 2018 as supplemented by section 205(4) of that Act) (UK GDPR), Directive 2002/58/EC (as amended by Directive 2006/24/EC and Directive 2009/136/EC), any and all applicable Laws relating to breach notification or marketing in connection with any Personal Information, and any Laws relating to the use of biometric identifiers.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement / Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Purchase Agreement” means that certain Amended and Restated Stock Purchase Agreement dated May 13, 2020, by and among San Vincente Group LLC and Kunlun Grindr Holdings Limited.

“Q1 Financial Statements” has the meaning specified in Section 6.4(b).

“Q2 Financial Statements” has the meaning specified in Section 6.4(c).

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, consultants, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Unitholders” means each of the holders of Company Units set forth on Section 8.2(d) of the Company Disclosure Letter, who, collectively, hold at least the number, class and series of Company Units required to deliver the Company Unitholder Approval.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified on any Sanctions-related list of designated Persons maintained by (a) the United States, including OFAC and the United States Department of State; (b) the United Kingdom; (c) the United Nations Security Council; (d) the European Union or any European Union member state; (e) Singapore, (f) Switzerland or (g) any jurisdiction where the Company conducts business; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States; (ii) the United Kingdom; (iii) the United Nations; (iv) the European Union or any European Union member state; (v) Singapore; (vi) Switzerland; or (vii) any other jurisdiction where the Company conducts business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 2.7(b).

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Part 800 – 802.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) software or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop and of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Committee” has the meaning specified in the Recitals hereto.

“Sponsor” means Tiga Sponsor LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity (including a limited liability company or partnership), of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means (i) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, payroll, customs duties, capital, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, lease, service, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner (ii) any interest, penalty, fine, or addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability in respect of items described in clauses (i) and (ii) of this definition payable reason of contract (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), assumption, transferee or successor liability, operation of applicable Law, or being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any period, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof).

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Tiga Group” has the meaning specified in Section 11.18(a).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.29.

“Top Vendors” has the meaning specified in Section 4.28.

“Trade Secrets” has the meaning specified within the definition of “Intellectual Property.”

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) the filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement. For the avoidance of doubt, Transaction Expenses shall not include any fees and expenses of the Company’s unitholders or any fees and expenses of the Company or its Subsidiaries to the extent attributable to advice solely for the benefit of the Company’s direct or indirect unitholders (rather than the Company or its Subsidiaries).

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transaction Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Transfer Taxes” has the meaning specified in Section 8.6.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.9.

“Unitholder Support Agreement” has the meaning specified in the Recitals hereto .

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.2.         Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Company Disclosure Letter”, “Acquiror Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Company Disclosure Letter, Acquiror Disclosure Letter, Exhibit or Annex of this Agreement unless otherwise specified; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) reference to “$” or dollar shall be references to United States dollars.

(b)         When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice;

(c)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(d)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period to be excluded. For the avoidance of doubt, all calculations of calendar days, Business Days and time periods in this Agreement will be by reference to Eastern Time.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)         The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge, following reasonable inquiry of their respective direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(h)         All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Grindr Gap LLC, Grindr Capital LLC, Grindr Holdings LLC, Grindr LLC, Grindr Canada Inc. and Blendr LLC.

(i)          The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern Time on May 9 , 2022 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail.

Section 1.3.        Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and (b) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, in each case, as such individuals have acquired or would have acquired after reasonable inquiry of direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.

Article II

THE MERGER; CLOSING

Section 2.1.         The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DLLCA, such Merger to be effective as of the Effective Time.

(b)         Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its existence under the DLLCA, as a wholly owned subsidiary of Acquiror.

Section 2.2.        Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.

Section 2.3.         Closing; Effective Time.

(a)         In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)         Subject to the satisfaction or, to the extent legally permissible, waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c)         For the avoidance of doubt, the Closing and the Effective Time shall occur one (1) Business Day after the completion of the Domestication.

Section 2.4.         Closing Deliverables.

(a)         At the Closing, the Company will deliver or cause to be delivered:

(i)           to Acquiror, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)          to Acquiror, the written resignations of all of the managers and officers of the Company (other than any such Persons identified as initial managers of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;

(iii)         to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Unitholders;

(iv)         to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such documentation to the IRS on behalf of the Company after the Closing;

(v)          to Acquiror, (x) customary payoff letters in form and substance reasonably satisfactory to Acquiror from the holders of Existing Indebtedness or the agents representing the foregoing (the “Existing Lenders”) that is required to be repaid at the Closing (the “Payoff Letters”) (A) providing the instructions and total amounts for the payment in full of such Existing Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company as a result of the repayment in full on the Closing Date of such Existing Indebtedness (the “Payoff Amount”), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in such Payoff Letters, (B) providing for the automatic and irrevocable release, upon receipt of the Payoff Amount, of (1) all Liens over the properties and assets (including all Company Intellectual Property) of the Company and its Subsidiaries securing obligations under such Existing Indebtedness and (2) any related guarantees and (C) providing that such Existing Indebtedness shall be repaid, discharged and satisfied in full upon receipt of the Payoff Amount, in each case, subject to the applicable provisions and terms that, by the terms of the applicable definitive documentation, survive repayment of such Existing Indebtedness or (y) reasonably satisfactory proof of either a refinancing of or plan to address the Existing Indebtedness on terms mutually agreed between the Company and Acquiror; and

(vi)         to Acquiror, reasonably satisfactory proof of the full repayment and final settlement of the Catapult Note.

(b)         At the Closing, Acquiror will deliver or cause to be delivered:

(i)           to the Exchange Agent, that portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.2;

(ii)          to the Company, a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)         to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and the independent directors of Acquiror; and

(iv)         to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.5), effective as of the Effective Time.

(c)         On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, with such payment made from the proceeds released from the Trust Account, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or managers of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll or accounts payable, as applicable.

Section 2.5.         Governing Documents.

(a)         The limited liability company agreement of the Surviving Company shall be amended and restated at the Effective Time in the form of the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the DLLCA;

(b)         The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL, except that the certificate of incorporation shall be amended to change the name of the corporation to “Grindr Inc.”

Section 2.6.         Directors/Managers and Officers.

(a)         The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company immediately following the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

(b)         The parties shall take all actions necessary to ensure that, immediately following the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.5 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Acquiror Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7.         Tax Free Reorganization Matters.

(a)         The parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder that may also qualify as a transfer described in Section 351(a) of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”) to which each of Acquiror and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance, or has taken or will take any action (nor will they permit any of their Affiliates to take any action), if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. Acquiror and the Company shall use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(b)         Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Company into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Company (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination. For the avoidance of doubt, the implementation of the Second Merger shall not be a condition to Closing under this Agreement.

(c)         The transactions contemplated by this Agreement shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company and Acquiror letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and Acquiror at such time and times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Proxy Statement / Registration Statement. For the avoidance of doubt, any tax opinion to be delivered in connection with the transactions contemplated by this Agreement shall not be a condition to Closing under this Agreement.

Section 2.8.         Allocation Schedule.

(a)         No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule executed by an authorized officer of the Company (the “Allocation Schedule”) setting forth the equity capitalization of the Company as of the Closing including, for each holder of Company Units and Company Options, (A) the name and email address of such holder, (B) the number and class or series of Company Units and Company Options held by such holder, (C) the portion of the Aggregate Merger Consideration payable to such holder in respect of the Company Units and Company Options held by such holder (and in the case of a Company Option, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Acquiror Option, and the exercise price thereof) and (D) with respect to Company Options, the vesting schedule and expiration or termination dates thereof.

(b)         The Company will consider in good faith Acquiror’s comments to the Allocation Schedule, and if any adjustments are made to the Allocation Schedule by the Company at Acquiror’s request prior to the Closing, such adjusted Allocation Schedule shall thereafter become the Allocation Schedule for all purposes of this Agreement. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governing Documents, the DLLCA and the applicable definitions contained in this Agreement. Each of Acquiror and Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Allocation Schedule.

Article III

EFFECTS OF THE MERGER ON THE COMPANY UNITS AND EQUITY AWARDS

Section 3.1.         Conversion of Securities.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Units, each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than any Company Units subject to Company Options (which shall be subject to Section 3.3) or any Company Units subject to Company Warrants (which shall be subject to Section 3.4)), shall be cancelled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Accordingly, each holder of Company Units as of immediately prior to the Effective Time shall be entitled to receive the applicable portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of Company Units held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (as set forth in the Allocation Schedule).

(b)         At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each unit of Merger Sub, shall be converted into one (1) unit, of the Surviving Company, which shall constitute the only membership interest in the Surviving Company.

(c)         Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger, and no holder of Company Units shall be entitled to any consideration in respect of fractional shares of Domesticated Acquiror Common Stock that such holder otherwise would have been entitled to receive pursuant to the terms of this Agreement.

Section 3.2.        Exchange Procedures.

(a)         Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying to the holders of Company Units that portion of the Aggregate Merger Consideration payable in respect of Company Units in accordance with Section 3.1(a). At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a).

(b)         Each holder of Company Units that have been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). No interest shall be paid or accrued upon the transfer of any Company Unit.

(c)         Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Units as of immediately prior to the Effective Time that has not exchanged such Company Units for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to such instruction, may transfer such Company Units to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such units shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(d)         From and after the Closing, there shall be no transfers on the unit ownership register of the Company of Company Units that were outstanding immediately prior to the Effective Time.

Section 3.3.         Treatment of Company Options.

(a)         As of the Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of Company Units subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per unit of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A.

(b)         The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Sections 3.3(a) and in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The board of managers of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that units in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled and (ii) provide that no new Company Options will be granted under the Company Incentive Plan.

Section 3.4.         Treatment of Warrants. As of the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be converted into the right to receive Domesticated Acquiror Warrants (each, an “Adjusted Warrant”) with substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that such Adjusted Warrant shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of Company Units subject to such Company Warrant, multiplied by the Exchange Ratio and (ii) the exercise price per share for each such Adjusted Warrant shall be equal to the exercise price per unit of such Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

Section 3.5.        Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Except with respect to any withholding attributable to the failure to deliver the documents required pursuant to Section 2.4(a)(v) or to any payments that are compensatory in nature, Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of any portion of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, any compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries pursuant to or as contemplated by this Agreement shall be payable through the Company’s regular payroll procedures.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations, warranties or covenants in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows as of the date hereof:

Section 4.1.         Company Organization. The Company has been duly formed or organized and is validly existing as a limited liability company and in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease or operate all of its properties, rights and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation, company or other similar entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Governing Documents.

Section 4.2.        Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, in each case, as of the date of this Agreement, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any of the provisions of its Governing Documents.

Section 4.3.         Due Authorization.

(a)         Other than the Company Unitholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of managers of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby or the Company’s performance hereunder or thereunder. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         On or prior to the date of this Agreement, the board of managers of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its members, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommending that the holders of the Company Units approve this Agreement and the transactions contemplated hereby, including the Merger. No other corporate action is required on the part of the Company or any of its members to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Unitholder Written Consent.

Section 4.4.        No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.        Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no action by, notice to, consent, waiver, permit, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions; (iii) any actions, consents, permits, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6.         Capitalization of the Company.

(a)         As of the date of this Agreement, the capitalization of the Company consists of (x) 110, 930,128 Company Series X Ordinary Units issued and outstanding as of the date of this Agreement, and (y) no Company Series Y Preferred Units issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. The Company has provided to Acquiror a true, correct and complete capitalization table of the Company as of the date hereof, including, for each holder of Company Units, the number and class or series of Company Units held by such holder. All of the issued and outstanding Company Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens. All Company Units are in non-certificated form and the board of managers of the Company has not caused the Company to issue certificates to any Company unitholder representing Company Units held by such Company unitholder.

(b)         As of the date of this Agreement, (i) 2, 866,264 Company Series X Ordinary Units are issuable pursuant to outstanding Company Options and no Company Series Y Preferred Units are issuable pursuant to outstanding Company Options and (ii) 3, 293,711 Company Series X Ordinary Units are available for future issuance pursuant to the Company Incentive Plan and 1,522,843 Company Series Y Preferred Units are available for future issuance pursuant to the Company Incentive Plan. There are no equity-based incentive awards outstanding other than those issued pursuant to the Company Incentive Plan. Section 4.6(b) of the Company Disclosure Letter sets forth a true and complete list of each holder of a Company Option, including the type of Company Option, the number of Company Series X Ordinary Units subject thereto, vesting schedule, current vested and unvested status, any early-exercise or acceleration features, the expiration date, and, if applicable, the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and, except as set forth on Section 4.6(b) of the Company Disclosure Letter, no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the board of managers of the Company (or appropriate committee thereof), and with respect to the Company Options, each grant was duly authorized no later than the date on which such grant was by its terms to be effective.

(c)         The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Units, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or registration rights with respect to any shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or other rights the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Units.

Section 4.7.         Capitalization of Subsidiaries.

(a)         The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)         The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)         There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other rights the value of which are determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d)         Except for the equity interests of the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 4.8.         Financial Statements.

(a)         Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, cash flows and changes in equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and 2019, together with the auditor’s reports thereon (the “2020 and 2019 Audited Financial Statements” and together with the 2021 Audited Financial Statements, when delivered pursuant to Section 6.4(a), the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive loss, cash flows and changes in equity of the Company and its Subsidiaries as of and for the year ended December 31, 2021 (the “2021 Unaudited Financial Statements” and together with the 2020 and 2019 Audited Financial Statements, the 2021 Audited Financial Statements, when delivered pursuant to Section 6.4(a), the Q1 Financial Statements, when delivered pursuant to Section 6.4(b), and the Q2 Financial Statements, if and when delivered pursuant to Section 6.4(c), the “Financial Statements”).

(b)         The 2020 and 2019 Audited Financial Statements and the 2021 Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then ended (subject, in the case of the 2021 Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) (in the case of the 2020 and 2019 Audited Financial Statements) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)         When delivered pursuant to Section 6.4(b), the 2021 Audited Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then, (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(d)         When delivered pursuant to Section 6.4(b), the Q1 Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(e)         Except as set forth in Section 4.8(e) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(f)          The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.

Section 4.9.        Undisclosed Liabilities. There is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to, at or in connection with the Closing. Except as set forth in Section 4.8(d) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit owed to the Company or any Subsidiary by any officer, director or other current or former employee of the Company. This Section 4.9 shall not apply to Tax matters.

Section 4.10.      Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity against the Company or any of the Company’s Subsidiaries or their respective properties, rights or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties, rights or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. This Section 4.10 shall not apply to Tax matters.

Section 4.11.       Legal Compliance. Each of the Company and its Subsidiaries is, and for the three (3) years preceding the date hereof has been, in compliance with all applicable Laws and Governmental Orders in all material respects.

(a)         Except as set forth on Section 4.11(a) of the Company Disclosure Letter, for the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws or Governmental Orders, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.11(a) of the Company Disclosure Letter, as of the date hereof, (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and (ii) no such investigations have been initiated by any Governmental Authority for the past three (3) years, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

(b)         The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law or Governmental Order by any of the Company’s or its Subsidiaries’ directors, managers, officers, employees or its or their respective agents, representatives or Persons acting on its or their behalf will be prevented, detected and deterred. This Section 4.11 shall not apply to Tax matters.

Section 4.12.       Contracts; No Defaults.

(a)         Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they or their respective properties or assets are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)           Any Contract with any of the Top Vendors or Top Customers;

(ii)          Each mortgage, note, debenture, other evidence of Indebtedness (including but not limited to Existing Indebtedness), guarantee, pledge, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries or pursuant to which a Lien has been placed on any material assets or properties (other than Company Intellectual Property) of the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii)         Each Contract for the acquisition of any property or Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries entered into or consummated in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)         Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which the Company or any of its Subsidiaries has an ownership interest in any other Person (excluding any wholly owned Subsidiary of the Company);

(v)          Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents that are Company Benefit Plans and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”) and to the Company’s knowledge, none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company and/or its Subsidiaries.

(vi)         Contracts with each current officer, manager, director or current employee or worker of or consultant to the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $500,000;

(vii)        Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii)       Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix)          Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x)           Each Contract pursuant to which the Company or any of the Company’s Subsidiaries grants a license, sublicense, right, consent or nonassertion under or with respect to any material Company Intellectual Property to any third Person (other than (A) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice, including to users of the Company’s platform or (B) non-exclusive licenses to service providers granted in the ordinary course of business consistent with past practice);

(xi)          Each Contract pursuant to which a third Person grants to the Company or any of the Company’s Subsidiaries a license, sublicense, right, consent or nonassertion under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software or Software as a service offerings involving annual payment by the Company or such Subsidiary of no more than $500,000, and (B) licenses to open source software);

(xii)         Each Contract to which the Company or any of its Subsidiaries is party or bound that involves the creation, development, transfer, assignment, or ownership of any material Company Intellectual Property (other than employee or consultant confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice);

(xiii)        Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv)       Any Contract that (A) grants to any third Person any “most favored nation rights”, or (B) grants to any third Person price guarantees and is reasonably expected to result in aggregate future payments to the Company and its Subsidiaries in excess of $750,000 in any calendar year;

(xv)        Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquire any material properties or assets of, the Company or any of the Company’s Subsidiaries;

(xvi)       any Contract with any Governmental Authority;

(xvii)      Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the rental exceeds $750,000 in any calendar year;

(xviii)     Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third party to hold or operate any property, real or personal, for which the rental paid by such third party exceeds $500,000 in any calendar year;

(xix)        Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xx)         Contracts for third party services relating to the Leased Real Property, for which payment for such services exceed $500,000 in any calendar year;

(xxi)        settlement or coexistence agreements with respect to any pending or threatened action (a) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $250,000 as to such settlement or (b) with respect to which unsatisfied amounts or ongoing obligations remain outstanding;

(xxii)       documents required to be filed with the Proxy Statement / Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and

(xxiii)      any outstanding offer that, if accepted, would constitute any of the foregoing.

(b)         Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract. Neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract. To the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any such Contract that is a Top Vendor or Top Customer has, within the past 12 months, cancelled or terminated its business with, or, to the knowledge of the Company, threatened to cancel, terminate, materially limit or materially and adversely modify its business with, the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such Person as of the date of this Agreement otherwise been involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.13.       Company Benefit Plans.

(a)         Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan, and separately identifies each Company Benefit Plan that is subject to the Laws of a country other than the United States (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan, provided, that any employment agreements or offer letters for employees earning less than $500,000 per year and made pursuant to standard forms that have been made available to Acquiror and which may be terminated by the Company with less than 60 days’ notice with no penalty or liability, including without severance or change in control or similar benefits, then the forms of such employment agreements or offer letters will be not be listed. For purposes of this Agreement, a “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), whether or not subject to ERISA, or any plan, policy, program or agreement (including any employment, bonus, incentive, deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, retirement, change in control, pension or similar plan, policy, program or agreement) that is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, manager, officer, individual consultant, worker or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any current or contingent liability, but excluding in each case any (A) statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority, or (B) Multi-Employer Plan.

(b)         With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (I) such Company Benefit Plan and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (II) the most recent summary plan descriptions, including any summary of material modifications, if applicable, (III) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (IV) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (V) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(c)         Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. In all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(d)         No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a (i) Multiemployer Plan, (ii) Title IV Plan, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA.

(e)         With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist, to the knowledge of the Company, that would reasonably be expected to give rise to any such actions, suits or claims.

(f)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g)         Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Option. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h)         All Company Options have been granted in accordance with the terms of the Company Incentive Plan and all applicable laws, including valid exemptions from registration under any applicable securities laws. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Units on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to be exempt under Section 409A of the Code. Prior to the date hereof, the Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, including any acceleration triggers and early-exercise features, and current vested and unvested status, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(i)          Neither the Company nor any of the Company’s Subsidiaries have ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme.

(j)          No employee of the Company or any of the Company’s Subsidiaries in the United Kingdom has transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.

Section 4.14.       Labor Relations; Employees.

(a)         The Company has provided to Acquiror a true and complete anonymized list of all Persons who are employed or engaged by the Company or any Company Subsidiary as of the date of this Agreement with an indication as to: (i) title or position; (ii) whether full or part time; (iii) hire date; (iv) current annual base compensation rate; (v) target commission, bonus or other cash incentive-based compensation, including any incentive bonus opportunity; (vi) classification as exempt or non-exempt; (vii) location; and (viii) classification (including as a W-2 employee or 1099 consultant and as exempt or non-exempt pursuant to the Fair Labor Standards Act of 1938, as amended).

(b)         Neither (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c)         To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues and unemployment insurance (including under the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act).

(d)         In the past three (3) years, and except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any grievances or Actions arising out of any collective bargaining agreement or any similar agreement or any other grievances or Actions procedures against them, (iii) notice of any Action with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any Action pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)         Except as set forth in Section 4.14(e) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former director, manager, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) a director, manager or officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) a director, manager or officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f)          In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state, local or foreign Law relating to group terminations, taking into account any temporary or permanent modification to such Laws as a result of the current pandemic, epidemic, or disease outbreak.

Section 4.15.      Taxes.

(a)         All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)         The Company and each of its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, member, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)         There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies, or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f)            Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g)           Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Company and its existing Subsidiaries and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(h)           Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(i)            Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries or San Vicente Parent LLC.

(j)            No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)           Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.

(l)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)          Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(n)            Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)            The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)            The Company is properly classified as a “C corporation” for U.S. federal income tax purposes and Section 4.15(q) of the Company Disclosure Letter sets forth the proper U.S. federal income tax classification of each Subsidiary of the Company.

(r)             Except as set forth on Section 4.15(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(s)            The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

For purposes of this Section 4.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into such entity.

Section 4.16.        Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates.

Section 4.17.        Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, litigation, vehicle, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies, has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any of such policies or has failed to give any notice or present any material claim under any of such policies in due and timely fashion. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an applicable insurance policy during the last twelve (12) months. The Company and its Subsidiaries have reported to their respective insurers all claims and circumstances known by employees of the Company and its Subsidiaries with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any policy.

Section 4.18.        Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19.        Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20.        Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(a)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b)            The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c)            To the knowledge of the Company, neither the Company, its Subsidiaries or any counterparty to a Real Property Lease is in material breach or material default under the Real Property Leases.

(d)            As of the date of this Agreement, there are no written leases, subleases, licenses or other agreements that create or confer upon any Person other than the Company or its Subsidiaries, a right to use or occupy the Leased Real Property or any portion thereof, subject to the entry and reversionary rights of lessors under the Real Property Leases and the rights of holders of Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(f)            None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21.         Intellectual Property.

(a)            Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Company Intellectual Property that is issued by or registered or pending with a Governmental Authority or domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”), including, for each item, (i) the registrant(s)/applicant(s) of record and beneficial owner (if different); (ii) the jurisdiction of application, publication or registration; (iii) the application, publication or registration number; and (iv) the date of filing, publication or registration. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and (excluding any pending applications included in the Company Registered Intellectual Property) is, to the knowledge of the Company, valid and enforceable.

(b)            The Company or one of its Subsidiaries (i) is the exclusive owner, free and clear of all Liens (other than Permitted Liens), of all Company Intellectual Property and (ii) has valid and enforceable rights in the United States and, to the knowledge of the Company, outside of the United States to use all other Intellectual Property used in and material to the conduct of the business of the Company and its Subsidiaries as presently conducted. Without limiting the generality of the foregoing, except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have entered into written agreements with every current and former employee and independent contractor who, in each case, has created or developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) assign to the Company or a Company Subsidiary all of their right, title and interest in such material Intellectual Property and (ii) agree to hold all Trade Secrets included in the Company Intellectual Property (that were disclosed to or accessed by such employees or independent contractors during the term of their employment or engagement) as confidential both (A) during the term of their applicable employment or engagement, and (B) after the term of such employment or engagement. Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and continuing rights to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person.

(c)            The Company, its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries (including the creation, development, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and its Subsidiaries) have not, since three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third Person in any material respect. There is no action pending or threatened in writing (or, to the knowledge of the Company, orally) to which the Company or any Subsidiary of the Company is a named party, or, to the knowledge of the Company, for which any other Person is entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Subsidiary of the Company, in each case that (i) alleges the infringement, misappropriation or other violation of the Intellectual Property of any third Person or (ii) challenges the ownership, use, validity or enforceability of any Company Intellectual Property, and there has not been, since twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing (or to the knowledge of the Company, orally).

(d)            Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person since three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, violation or misappropriation by such third Person of any Company Intellectual Property.

(e)            The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets included in material Company Intellectual Property or to which the Company or any of its Subsidiaries has a confidentiality obligation to any Person. Except in each case as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information to the detriment of the Company, such Subsidiary, or, to the knowledge of the Company, such Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No source code for any Company Software (excluding Open Source Materials) has been delivered, licensed or made available by the Company or any of its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or independent contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.

(f)            No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any material Company Intellectual Property or other material Intellectual Property created or developed by the Company or any of its Subsidiaries in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or right to any such Intellectual Property.

(g)            Except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no Company Software incorporates, is comprised of, or is distributed with, any “open source software” or is otherwise subject to the provisions of any “open source” or third party license agreement, that would reasonably be expected to require or condition the use or distribution of the Company Software or a portion thereof on the disclosure, licensing, or distribution of any source code for any portion of the Company Software or otherwise impose an obligation on the Company and its Subsidiaries to distribute any Company Software on a royalty-free basis. The Company Software does not, and to the knowledge of the Company, the Company Systems do not, contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “virus”, “worm,” contaminants, “drop dead device,” or other malicious code or routines that enable or permit the unauthorized access, unauthorized disablement or unauthorized erasure, of any Company Software or Company Systems. The Company Software used in the conduct of the business of the Company and its Subsidiaries does not contain any “bugs”, faults, or errors, except for any such “bugs”, faults or errors that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries own, or have a valid right to access and use, the Company Systems except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company Systems are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company takes and has taken reasonable measures, including entering into appropriate Contracts with third parties pursuant to which such third parties operate the Company Systems on behalf of the Company, to maintain and protect the performance, integrity and security of the Company Systems and to back up such Company Systems.

(h)            Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement or any other document to which the Company is a party contemplated hereby nor the consummation of the transactions contemplated by this Agreement will result in: (i) the loss or impairment of any Company Intellectual Property; (ii) the release, disclosure, provision or delivery of, or the requirement to release, disclose, provide or deliver, any source code constituting Company Software to any third Person; (iii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Company Intellectual Property; or (iv) the obligation to pay any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

Section 4.22.         Data Protection, Privacy and Cybersecurity.

(a)            Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries are in material compliance with, and during the three (3) years preceding the date of this Agreement have been in material compliance with, (i) all applicable Privacy Laws of (A) the United States, (B) the European Economic Area (EEA), (C) the United Kingdom and (D) Brazil ((A) to (D) being, collectively, the “Full-Scope Privacy Jurisdictions”), including requirements thereunder to maintain privacy policies and notices regarding Personal Information and to pay registration/other fees to data protection supervisory authorities, (ii) to the knowledge of the Company, all applicable Privacy Laws of jurisdictions other than the Full-Scope Privacy Jurisdictions, including the requirements referred to in clause (i), (iii) all of the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and notices regarding Personal Information, and (iv) the Company’s and its Subsidiaries’ contracts and agreements concerning data, privacy, data protection, cybersecurity, data security and the security of Company Systems (“Privacy Contractual Obligations”), including with respect to the Processing of Personal Information. The Company and its Subsidiaries have implemented and maintain a commercially reasonable information security program comprising reasonable administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Company Systems and the Personal Information Processed on the Company Systems.

(b)           The Company has implemented and maintained policies, procedures and systems that materially comply with the Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, materially comply with the Privacy Laws of other jurisdictions, for receiving and appropriately handling requests from individuals concerning their Personal Information.

(c)            None of the Company’s posted or public facing privacy policies or notices regarding Personal Information have contained any statement, representation or omission in material violation of any Privacy Laws of the Full-Scope Privacy Jurisdictions or, to the knowledge of the Company, in material violation of any Privacy Laws of other jurisdictions.

(d)           Except as set forth in Section 4.22(d) of the Company Disclosure Letter, during the three (3) years preceding the date of this Agreement, the Company and/or any of its Subsidiaries have not been a named party in any Actions or received any correspondence or other communications from any Governmental Authority alleging a violation of (A) any Privacy Laws, including with respect to any third Person’s privacy, data protection rights or Personal Information, (B) applicable privacy policies, or (C) the Privacy Contractual Obligations.

(e)            The Company and its Subsidiaries have materially complied with all requests or other steps noted in any Action referenced in Section 4.22(d) in which the Company and/or any of its Subsidiaries have been a named party.

(f)            To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, (i) there have been no instances of material personal data breaches (as such term is defined in EU GDPR), other material security incidents, or other material misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Personal Information. To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no security incidents, or other misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Company Systems. The Company has made available to Acquiror summaries of the results of all penetration tests performed on Company Systems by third parties on behalf of the Company in the past three (3) years and, except as set forth in Section 4.22( f ) of the Company Disclosure Letter, the Company has resolved or remediated any vulnerabilities identified in such penetration tests rated high or critical, or implemented compensating controls to mitigate the identified risk to Company Systems or Personal Information arising from such vulnerabilities. Neither the Company nor any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any personal data breach (as such term is defined in EU GDPR) or other data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any personal data breach (as such term is defined in EU GDPR) or other data breach incident or cyber-attack.

(g)           To the extent required by applicable Privacy Laws, all third-party services providers, outsourcers, processors or other third parties who Process any Personal Information for or on behalf of the Company or any of its Subsidiaries have contractually agreed to comply with applicable Privacy Laws. To the knowledge of the Company, no third party who has provided any Personal Information to the Company and its Subsidiaries has done so in violation of applicable Privacy Laws.

(h)            The Company is not subject to any contractual requirements or other legal obligations (including any obligations under Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, Privacy Laws of any other jurisdiction) that, following the Closing, would prohibit Acquiror or Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement by the Company does not violate its obligations under applicable Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, Privacy Laws of any other jurisdiction, the Company’s privacy policies and the Privacy Contractual Obligations.

Section 4.23.        Environmental Matters.

(a)            To the knowledge of the Company, the Company and its Subsidiaries are, and since January 1, 2019 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Licenses required by Environmental Laws (“Environmental Permits”).

(b)            Neither the Company nor its Subsidiaries has received written notice that it is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.

(c)            No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(d)            The Company has not received written notice that the Company or any Company Subsidiary has released any Hazardous Materials at, on, in, under or from the Leased Real Property, the Owned Real Property or any other location, including any properties formerly owned, leased or operated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has released any Hazardous Materials at any location, in each case for which there was an obligation under Environmental Law to perform any investigation or remedial action.

(e)            The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections or other location formerly owned, leased or operated by the Company or any Company Subsidiary, in the Company’s possession, and any material communications or notices concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.        Absence of Changes.

(a)            From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b)            Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(b) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c)            Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(c) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement the other documents to which the Company is a party contemplated hereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.1.

Section 4.25.        Anti-Corruption Compliance.

(a)            In the past five (5) years, none of the Company or any of its Subsidiaries, or any director, manager, officer or employee or, to the knowledge of the Company, any agent (acting as such) of the Company or any of the Company’s Subsidiaries, has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or any other Person, for the purpose of (i) influencing any act or decision of such government official or employee, candidate, party or campaign, (ii) inducing such government official or employee, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, (v) securing any improper advantage, or (vi) otherwise in violation of applicable Anti-Bribery Laws.

(b)            The Company has not established or maintained any unlawful fund of corporate monies or any other properties.

(c)            Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable Anti-Bribery Laws.

(d)            To the knowledge of the Company, there are no current or pending internal investigations or third party investigations (including by any Governmental Authority), charges or judgements concerning actual or alleged violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.         Sanctions and International Trade Compliance.

(a)            The Company and each of its Subsidiaries (i) are, and have been, for the past five (5) years, in compliance (A) in all material respects, with all applicable Ex-Im Laws, and (B) with applicable Sanctions, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the Ex-Im Laws and applicable Sanctions (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, complaints, charges, voluntary disclosures or Actions concerning the Company or any of the Company’s Subsidiaries related to any Ex-Im Laws or Sanctions or any Export Approvals.

(b)           None of the Company or any of its Subsidiaries or any of the respective directors, managers or officers, employees or, to the knowledge of the Company, agents (acting as such) of the Company or its Subsidiaries or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is or, during the past five (5) years, has been a Sanctioned Person or (ii) has engaged in any dealings with or involving any Sanctioned Person, in violation of applicable Sanctions or (iii) has engaged in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any applicable licenses or authorizations in material violation of any Ex-Im Laws or applicable Sanctions or any Export Approvals.

(c)            Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to promote and achieve compliance with Ex-Im Laws and applicable Sanctions.

Section 4.27.        Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement / Registration Statement will, (a) when the Proxy Statement / Registration Statement is first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date of the Proxy Statement / Registration Statement, (c) on the date the Proxy Statement / Registration Statement is mailed to the Acquiror Shareholders and certain of the Company’s members and (d) at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.       Vendors. Section 4.28 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

Section 4.29.        Customers. Section 4.29 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers and/or third-party revenue sources based on the aggregate Dollar value of the Company’s and its Subsidiaries’ revenue with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Customers”).

Section 4.30.        Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31.        No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) or (ii) the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations, warranties or covenants in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

Section 5.1.           Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation, exempted company or limited liability company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those incident to this Agreement and the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.           No Substantial Government Ownership Interest. To the knowledge of Acquiror, no national or subnational governments of a single foreign state have a “substantial interest” in Acquiror or Merger Sub, respectively, within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof.

Section 5.3.           Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate or limited liability company power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) subject to obtaining the Acquiror Shareholder Approval, consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) favorably recommended by the Special Committee to the board of directors of Acquiror, (ii) duly and validly authorized and approved by the board of directors of Acquiror and by Acquiror as the sole member of Merger Sub, (iii) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and (iv) recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and/or Merger Sub, as applicable, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and/or Merger Sub, as applicable, enforceable against Acquiror and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)             each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval of a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting;

(ii)            each of those Transaction Proposals identified in clauses (D), (E), (F), (G) and (J) of Section 8.2(b)(ii), in each case, shall require approval of an Ordinary Resolution under Cayman Islands law, being the affirmative vote of a majority of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting; and

(iii)           each of those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii), in each case, the requisite approval required under Acquiror’s Governing Documents, the Cayman Islands Companies Act or other applicable law.

(c)           The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)           At a meeting duly called and held, the Special Committee has recommended the board of directors approve the transactions contemplated thereby, and at a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement.

Section 5.4.          No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.5.          Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. From their respective dates of inception to the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror. This Section 5.5 shall not apply to Tax matters.

Section 5.6.          SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 23, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.          Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, to Acquiror’s knowledge, are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Acquiror’s internal control over financial reporting (whether or not remediated) and no change in Acquiror’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Acquiror’s internal control over financial reporting.

(b)           As of the date hereof, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)           The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on NYSE.

(d)           The financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)             Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any actual fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8.         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions, (iii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Islands Registrar and the DGCL, (iv) any actions, consents, permits, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to perform or comply with on a timely basis any obligation of Acquiror under this Agreement or Merger Sub or to consummate the transactions contemplated hereby, and (v) as otherwise disclosed on Section 5.8 of the Acquiror Disclosure Letter.

Section 5.9.         Trust Account. As of the date of this Agreement, Acquiror has $284,400,000 in investments and cash in the Trust Account (including an aggregate of $9,660,000 of deferred underwriting discounts and commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than the Acquiror Shareholders holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.10.       Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company”, as such term is defined in the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11.       Absence of Changes. Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.11 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.12.       No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror. This Section 5.12 shall not apply to Tax matters.

Section 5.13.        Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is $221,000,000 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 27,600,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, of which 6,900,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)           Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 13,800,000 Acquiror Public Warrants and 15,800,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) thirty (30) days after the Closing, and (y) 12 months from the closing of Acquiror’s initial public offering. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Warrant Agreement, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)            Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the Backstop Commitment and the Forward Purchase Commitment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)           Subject to obtaining the Acquiror Shareholder Approval, the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            On or prior to the date of this Agreement, Acquiror has entered into the Forward Purchase Agreement with the Sponsor and has delivered to the Company true, correct and complete copies of the Forward Purchase Agreement on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Forward Purchase Investors have agreed, subject to the terms and conditions therein and in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants for the Backstop Subscription Amount and the Forward Purchase Commitment Amount. As of the date of this Agreement, the Forward Purchase Agreement is in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on the Sponsor, in accordance with their terms.

(f)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14.       Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15.       Indebtedness. Section 5.15 of the Acquiror Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Acquiror and Merger Sub.

Section 5.16.       Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid (other than Taxes, if any, resulting from the Merger).

(b)            Acquiror and Merger Sub have each deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and timely paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c)            There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no material Tax audits or other examinations of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f)            Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g)            No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h)            Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Acquiror and/or Merger Sub and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(i)             Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(j)             Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal or state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror.

(k)            Neither Parent nor Merger Sub has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.

(l)             Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(m)           Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(n)           Neither Acquiror nor Merger Sub has made an election under Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)           Neither Acquiror nor Merger Sub has been, is, and immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)           Neither Acquiror nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)           Each of Acquiror and Merger Sub is properly classified as a “C corporation” for U.S. federal income tax purposes.

(r)             Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror or Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

For purposes of this Section 5.16, any reference to Acquiror or Merger Sub shall be deemed to include any Person that merged with or was liquidated or converted into such entity.

Section 5.17.        Business Activities.

(a)            Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement and the Ancillary Agreements.

(b)           Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which have been terminated prior to the date hereof and do not contain binding terms with respect to liabilities or obligations to effect a Business Combination). Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than incident to the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)           As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there is $1,050,000 outstanding under Working Capital Loans.

Section 5.18.        Stock Market Quotation. As of the date hereof, the issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Ordinary Share and one half of one Acquiror Ordinary Warrant, are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “TINV U.” As of the date hereof, the Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “TINV.” As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TINV WS.” There is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19.        Proxy Statement / Registration Statement. The Proxy Statement / Registration Statement, (a) when first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date thereof, (c) on the date mailed to the Acquiror Shareholders and certain of the Company’s members and (d) at the time of the Acquiror Shareholders’ Meeting, will (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations, warranties or covenants as to (i) any projections or forecasts, (ii) statements made or incorporated by reference into or (iii) information omitted from the Proxy Statement / Registration Statement in reliance upon or based upon information supplied to Acquiror by or on behalf of the Company for inclusion in the Proxy Statement / Registration Statement.

Section 5.20.        No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, partners or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21.       Fairness Opinion. The Special Committee has received the opinion of Kroll LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the consideration to be paid by Acquiror in the Business Combination is fair from a financial point of view to Acquiror.

Section 5.22.       No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.23.        Employees. Other than any officers as described in the Acquiror SEC Filings, Acquiror and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.

Section 5.24.        Section 280G. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” with respect to any “disqualified individual” under Section 280G of the Code that is an employee, officer or director of the Acquiror.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.          Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law, (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iv) as required to comply with COVID-19 Measures or (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case of clause (iv) and/or clause (v) of this Section 6.1, but only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), operate the business of the Company in the ordinary course of business, maintain its relationship with key customers and suppliers, and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, assets, properties and goodwill, in each case, consistent with past practice. Without limiting the generality of the foregoing, except as required by this Agreement or the Ancillary Agreements, as required by Law, as required to comply with COVID-19 Measures or in connection with any commercially reasonably action taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), except that consent shall not be required if the Company reasonably believes that obtaining such consent may violate Law, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)            change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)            other than a distribution in an amount no greater than the Permitted Distribution Amount, make, declare, set aside, establish a record date for or pay any dividend or distribution to the members of the Company or make any other distributions in respect of any of the Company Units or equity interests;

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Options) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e)            except in the ordinary course of business consistent with past practice: (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease;

(f)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien on, or otherwise dispose of any material assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g)            acquire any ownership interest in any real property;

(h)            except as otherwise required by existing Company Benefit Plans, (i) grant any change in control or similar pay (including any cash or equity or equity-based incentive), (ii) grant any new cash retention payment, except in connection with the (x) hiring of any employee of the Company or its Subsidiaries or (y) promotion of any employee of the Company or its Subsidiaries below the level of Vice President, in each case, in the ordinary course of business consistent with past practice (which amount will not exceed $ 500 ,000 in the aggregate ), (iii) grant any severance, termination or similar pay, except in connection with the termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iv) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the (x) hiring of additional employees with annual compensation in excess of $300,000 or additional officers or the (y) termination of existing employees with annual compensation in excess of $300,000 or existing officers, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or amend any Company Benefit Plan other than with respect to welfare benefit plans in the ordinary course of business consistent with past practice, (vi) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $300,000, (vii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (viii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i)             directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)             (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed income or other material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (v) settle any claim or assessment in respect of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (ix) file any income or other material Tax Return in a manner inconsistent with past practice;

(k)            enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, managers, employees, partners, members or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(k) of the Company Disclosure Letter as existing on the date of this Agreement;

(l)             implement employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;

(m)           take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(n)            issue any additional Company Units or securities exercisable for or convertible into Company Units (including any Company Option), other than (i) the issuance of Company Options in connection with (x) the hiring of any employee of the Company or its Subsidiaries or (y) the promotion of any employee of the Company or its Subsidiaries below the level of Vice President, in each case, in the ordinary course of business consistent with past practice and with the approval of the board of managers of the Company or (ii) the issuance of Company Series X Ordinary Units upon the exercise or settlement of Company Options, in each case, to the extent required pursuant to the terms of the applicable award agreement in effect as of the date of this Agreement;

(o)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p)            (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(q)            sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Company Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

(r)            disclose or agree to disclose to any Person (other than Acquiror or any of its Representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;

(s)            make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(q) of the Company Disclosure Letter, in the aggregate;

(t)            enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u)           terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v)           waive the restrictive covenant obligations of any current employee of the Company or any of the Company’s Subsidiaries;

(w)          (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(x)           terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(y)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing;

(z)            incur any Liens other than Permitted Liens;

(aa)         make any loans or advance any money or other property to any Person, except for (i) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (ii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(bb)         enter into a material new line of business;

(cc)          make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(dd)         enter into, modify or supplement in any material respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a material Contract, other than in the ordinary course of business or as required by Law; or

(ee)          enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

Notwithstanding the foregoing, nothing contained herein shall give to Acquiror, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 6.2.          Purchase Agreement. Except as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to enter into, modify or supplement in any respect, waive any rights under or terminate the Purchase Agreement.

Section 6.3.          Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to (x) all of their respective properties, books, Contracts, commitments, Tax Returns, records, and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (y) appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other Representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such Representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Action, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective Representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.4.           Preparation and Delivery of Additional Company Financial Statements.

(a)            The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2021, together with the auditor’s reports thereon which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2021 Audited Financial Statements”); provided, that upon delivery of such 2021 Audited Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)           As soon as reasonably practicable following May 14, 2022, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2022 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c)            If the Effective Time has not occurred prior to August 12, 2022, as soon as reasonably practicable following August 12, 2022, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2022 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(d)            The Company shall, as promptly as practicable, provide Acquiror with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Acquiror for inclusion in the Proxy Statement / Registration Statement.

Section 6.5.          Affiliate Agreements. All Affiliate Agreements set forth on Section 6.5 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.5 of the Company Disclosure Letter. With respect to each such Affiliate Agreement, the Company shall deliver to Acquiror evidence of such termination or settlement, as applicable, at or prior to the Closing.

Article VII

COVENANTS OF ACQUIROR

Section 7.1.           Employee Matters.

(a)            Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in a form to be mutually agreed by Acquiror and the Company with an initial reserve of shares of Domesticated Acquiror Common Stock available for issuance in an amount to be mutually agreed by Acquiror and the Company (the “Incentive Equity Plan”).

(b)            ESPP. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan, in a form to be mutually agreed by Acquiror and the Company, with an initial reserve of shares of Domesticated Acquiror Common Stock available for issuance in an amount to be mutually agreed by Acquiror and the Company (the “ESPP”).

(c)            Following the date of this Agreement and prior to the Closing, the parties will work in good faith to identify a third party compensation consultant to be engaged by the Company and Acquiror jointly to assist the Company and Acquiror in reviewing market data in connection with evaluating the share reserve and design of any equity awards under the Incentive Equity Plan and ESPP, and any other compensation arrangements as may be mutually agreed to by the Company and Acquiror.

(d)            As soon as reasonably practicable following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the ESPP and the Incentive Equity Plan.

(e)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.           Trust Account Proceeds and Related Available Equity.

(a)            If (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (such amount, prior to payment from the Trust Account of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the Backstop Subscription Amount and the Forward Purchase Commitment Amount actually received by Acquiror prior to or substantially concurrently with the Closing plus (iii) the amount actually received by Acquiror prior to or substantially concurrently with the Closing from a PIPE Investment (the sum of (i), (ii) and (iii), the “Available Acquiror Cash”), is equal to or greater than $100,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(e) shall be satisfied.

(b)            Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use or otherwise at its direction, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.3.         Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to cause Acquiror to remain listed as a public company on NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Domesticated Acquiror Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.         Extension. Notwithstanding anything to the contrary in this Agreement, Acquiror shall, and shall cause Sponsor to, extend the deadline by which it must complete its Business Combination (an “Extension”) to November 27, 2022 consistent with its Governing Documents.

Section 7.5.          Acquiror Conduct of Business.

(a)            During the Interim Period, except as set forth on Section 7.5(a) of the Acquiror Disclosure Letter, Acquiror shall, and shall cause Merger Sub to, except as required by Law, as contemplated by this Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment and any PIPE Investment or in connection with the Domestication), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment or any PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i)             seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)             (x) make or declare any dividend or distribution to the Acquiror Shareholders or make any other distributions in respect of any of Acquiror’s equity interests or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s equity interests or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(iii)            (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed income or other material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (E) settle any claim or assessment in respect of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (H) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (I) file any income or other material Tax Return in a manner inconsistent with past practice;

(iv)           take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

(v)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)           incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than (x) any indebtedness for borrowed money or guarantee from its Affiliates and members or stockholders in order to meet its reasonable administrative costs and expenses and other capital requirements (including the costs and expenses necessary for any PIPE Investment, investment made under the Backstop Commitment and the Forward Purchase Commitment), with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, (y) any Indebtedness in respect of any Working Capital Loan in an aggregate amount not to exceed $950,000 (in addition to the $1,050,000 outstanding under Working Capital Loan as of the date hereof), (z) any indebtedness pursuant to an Extension under Section 7.4 including the costs and expenses necessary thereto or (aa) incurred between Acquiror and Merger Sub;

(vii)          (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (x) the issuance of the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, (y) the issuance of Acquiror private placement warrants to the Sponsor in an Extension, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, other than the issuance of Acquiror private placement warrants to the Sponsor for the purpose of extending the period of time to consummate a business combination, or, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein and (z) as contemplated by this Agreement (including but not limited to pursuant to the Backstop Commitment, the Forward Purchase Commitment or a PIPE Investment);

(viii)         hire any employees or engage any independent contractors, advisors or consultants, in each case, with annual compensation in excess of $200,000; or

(ix)            enter into any agreement to do any action prohibited under this Section 7.5.

Notwithstanding the foregoing, nothing contained herein shall give to the Company, directly or indirectly, rights to control or direct the operations of Acquiror prior to the Effective Time. Prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 7.6.          Post-Closing Directors and Officers of Acquiror.

(a)          The parties shall use reasonable best efforts to ensure that the individuals listed on Section 7.6(a) of the Acquiror Disclosure Letter, and the additional individuals as agreed between Acquiror and the Company pursuant to the parameters set forth on Section 7.6(a) of the Acquiror Disclosure Letter, are nominated and appointed as directors of Acquiror effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form).

(b)          Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the board of directors of Acquiror shall have a majority of “independent” directors for the purposes of the NYSE and (ii) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Acquiror Disclosure Letter, in each case, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7.         Domestication. Subject to receipt of the Acquiror Shareholder Approval, one Business Day prior to Closing, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.

Section 7.8.          Indemnification and Insurance.

(a)          From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b)          For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’/managers’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’/managers’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not materially less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’/managers’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable in the aggregate than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the policy purchased in respect of the Company, the “Company Tail”, the policy purchased in respect of Acquiror, the “Acquiror Tail” and each, a “D&O Tail”) and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d)          On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9.          Acquiror SEC Filings. From the date hereof through the Effective Time, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.

Section 7.10.      Backstop Commitment and Forward Purchase Commitment. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionally or impose any new obligation on the Company or Acquiror, Acquiror shall not agree to reduce the Backstop Subscription Amount (but only in the case where the Non-FPS Amount is less than $50,000,000) or the Forward Purchase Commitment Amount or reduce or impair the rights of Acquiror or any third-party rights of the Company under the Forward Purchase Agreement, and Acquiror shall not permit any material amendment or material modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, the Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Forward Purchase Agreement have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under the Forward Purchase Agreement to cause the Forward Purchase Investors to pay to (or as directed by) Acquiror the applicable purchase price under the Forward Purchase Agreement in accordance with its terms.

Section 7.11.      Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII

JOINT COVENANTS

Section 8.1.          HSR Act; Other Filings.

(a)          In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act to consummate the transactions contemplated hereby, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and promptly to obtain required consents, approvals, and expirations or terminations of waiting periods under any other applicable Antitrust Laws (the “Required Regulatory Approvals”), (ii) use their reasonable best efforts to cooperate with each other in making all filings and timely obtaining all Required Regulatory Approvals, and (iii) unless otherwise agreed by the Company and Acquiror in writing, supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to, and substantially comply with any Antitrust Information or Document Requests.

(b)          Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with each other and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable, but in any event prior to the Agreement End Date, and avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date; provided, that neither Acquiror nor the Company shall be required to undertake any action under this paragraph that would materially impact Acquiror’s or the Company’s expected benefits resulting from the transactions contemplated hereby.

(c)          With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror, subject to the limitations in Section 8.1(a), shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates to or from any Governmental Authority with respect to the transactions contemplated hereby, and each shall permit counsel to the other an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither the Company nor the Acquiror shall pull and refile any filing, extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the acquisition for any period of time without the written consent of the other. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror’s counsel, and Acquiror agrees to provide the Company’s counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d)          Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the filings required under the HSR Act for the transactions contemplated hereby.

(e)          Notwithstanding any other provision of this Agreement, the Company and Acquiror shall, if and as required or otherwise deemed advisable by the Parties after good faith discussions, seek and achieve CFIUS Approval, including by: (i) using their respective reasonable best efforts to obtain CFIUS Approval as promptly as practicable after the date of this Agreement; (ii) taking or causing to be taken the following actions: (A) as promptly as practicable following the date of this Agreement, providing all necessary information needed for a CFIUS Notice, (B) as promptly as practicable after the date of this Agreement, submitting a CFIUS Notice to CFIUS (in whichever form the Company and Acquiror agree), it being understood that, if the Parties elect to file the CFIUS Notice in the form of a joint voluntary notification rather than a declaration, the Parties shall engage in a consultation process with CFIUS in advance of such submission and use commercially reasonable efforts to file the CFIUS Notice with CFIUS as promptly as practicable after CFIUS’s provision of feedback (if any), and (C) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger, within the time periods specified or otherwise provided by CFIUS (provided, that any Party to the CFIUS Notice may request an extension of any deadline imposed by CFIUS in accordance with Section 721); and (iii) in connection with the efforts to obtain CFIUS Approval, (A) cooperating in all respects and reasonably consulting and coordinating with each other in connection with the CFIUS Notice, including by allowing the other Parties to the CFIUS Notice to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly informing the other Parties of any material communication received from, or given to, CFIUS, by sharing the content of any oral communication with CFIUS and providing copies of any written communications; and (C) to the extent permitted by CFIUS, permitting the other Parties to review in advance any communication with, and consulting with each other in advance of any meeting, substantive telephone call or conference with, CFIUS, and to the extent permitted by CFIUS, giving any other Party a reasonable opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each of clauses (A), (B) and (C) immediately above, subject to confidentiality considerations contemplated by Section 721 or as may be required by CFIUS; provided, that so long as a Party provides information directly to CFIUS, no Party shall be required to disclose to any other party (1) communications containing its confidential business information if such confidential information is unrelated to the Merger, (2) personal identifier information or (3) any information that CFIUS requests of such Party with the instruction that such information not be disclosed to any other Party; provided, further, that with regard to any meeting or substantive conversation, a Party need not be represented or notified by any other party if CFIUS objects to that party being represented at, or notified of, as applicable, any such meeting or any such conversation.

Section 8.2.          Preparation of Proxy Statement / Registration Statement; Shareholders’ Meeting and Approvals.

(a)          Proxy Statement / Registration Statement and Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)), and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Proxy Statement / Registration Statement”), as mutually agreed upon by Acquiror and the Company, which shall include a proxy statement / prospectus, in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Public Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock to be issued in the Merger. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement / Registration Statement to (x) comply with the rules and regulations promulgated by the SEC and (y) be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement / Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby (provided, that neither Acquiror nor the Company will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction), and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, members or stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation and filing of the Proxy Statement / Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement / Registration Statement to be mailed to the Acquiror Shareholders promptly after the Proxy Statement / Registration Statement is declared effective under the Securities Act.

(ii)           To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement / Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement / Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement / Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any written comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement / Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)          Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement / Registration Statement will (A) at the time of the Proxy Statement / Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (B) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)          If, at any time prior to the Effective Time, any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors, managers or officers that is required to be set forth in an amendment or supplement to the Proxy Statement / Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or Acquiror, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)         Acquiror Shareholder Approval.

(i)            Acquiror shall (A) as promptly as practicable after the Proxy Statement / Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement / Registration Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a general meeting of Acquiror (the “Acquiror Shareholders’ Meeting”) for a date no later than thirty (30) Business Days following the date the Proxy Statement / Registration Statement is declared effective, and (z) solicit proxies from the Acquiror Shareholders to vote in favor of each of the Transaction Proposals, and (B) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)           Acquiror shall, through its board of directors, recommend to its shareholders the (A) approval of the Domestication, (B) approval of the change of Acquiror’s name to “Grindr Inc.”, (C) approval and adoption of Acquiror’s Governing Documents, substantially in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) election of directors effective immediately following the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement / Registration Statement.

(c)          [Reserved].

(d)          Modification in Recommendation. The board of directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (the “Modification in Recommendation”); provided, that the board of directors of Acquiror may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary and other duties to the Acquiror Shareholders under applicable Law; provided, further, that: (i) Acquiror shall use its reasonable best efforts to notify the Company of its intention to make a Modification in Recommendation at least two (2) Business Days prior to the taking of such action by Acquiror, (ii) if requested by the Company, Acquiror shall use reasonable best efforts to negotiate in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the board of directors of Acquiror to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Acquiror may make a Modification in Recommendation only if the board of directors of Acquiror, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the two (2) Business Day period, offered in writing to Acquiror, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary and other duties to Acquiror Shareholders under applicable Law. To the fullest extent permitted by applicable Law, in no event shall any of the following (or the effect of any of the following), alone or in combination, permit or justify, or be taken into account in determining whether to make, a Modification in Recommendation: (A) meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (B) any actions required to be taken pursuant to this Agreement; and (C) any changes in the price of Acquiror Common Stock. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) provided that there has been no Modification in Recommendation, Acquiror shall use its reasonable best efforts to take all actions necessary to obtain the Acquiror Shareholder Approval at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (I) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (II) for the absence of a quorum and (III) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (1) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date.

Section 8.3.         Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain pursuant to the written consent, in form and substance reasonably acceptable to Acquiror, the Company Unitholder Approval in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Unitholder Written Consent”), as soon as reasonably practicable after the date on which the Proxy Statement / Registration Statement becomes effective, but in any event within two (2) Business Day following the date that Acquiror notifies the Company of the effectiveness of the Proxy Statement / Registration Statement.

Section 8.4.         Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of, and send all notices to, third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, the Contracts and Licenses set forth on Section 4.4 of the Company Disclosure Letter), and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.4 will constitute a breach of Section 6.1 or Section 7.4, respectively, and in no event shall Acquiror or its Subsidiaries be obliged to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Merger.

Section 8.5.          PIPE Investment.

(a)         Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Acquiror to purchase shares of Acquiror in connection with a private placement, and/or enter into backstop arrangements with potential investors, in each case on terms mutually agreeable to the Company and Acquiror, acting reasonably (a “PIPE Investment”), and, if Acquiror elects to seek a PIPE Investment, Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror); provided, Acquiror may not enter into any agreement for a PIPE Investment without the express written consent of the Company. For the avoidance of doubt, neither the Forward Purchase Commitment nor the Backstop Commitment shall be considered a PIPE Investment for the purposes of this Section 8.5.

(b)         To the extent the Company provides such written consent and Acquiror enters into an agreement for a PIPE Investment, Acquiror shall not agree to reduce the PIPE Investment amount or the subscription amount under the PIPE Investment agreement or reduce or impair the rights of Acquiror or any third-party rights of the Company under the PIPE Investment agreement, and Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the PIPE Investment agreement, in each case, unless approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 8.6.         Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) as levied by any Governmental Authority (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.

Section 8.7.         Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Units or acquisitions of shares of Domesticated Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.8.         Cooperation; Consultation.

(a)          Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that, other than the Backstop Commitment and the Forward Purchase Commitment, the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)         From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Backstop Commitment and the Forward Purchase Commitment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

Section 8.9.         Exclusivity.

(a)          From the date of this Agreement until the Closing Date, Acquiror shall not, shall cause each of its Affiliates and Subsidiaries and their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Business Combination Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Business Combination Proposal; or (iii) enter into any understandings, arrangements, agreements in principle, agreements or other commitments or instruments (whether or not binding) regarding a Business Combination Proposal. Acquiror shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its Representatives) conducted heretofore with respect to, or that could lead to, any Business Combination Proposal; provided, that the foregoing shall not restrict Acquiror from responding to unsolicited inbound inquiries to the extent required for the board of directors of Acquiror to comply with its fiduciary duties.

(b)         From the date of this Agreement until the Closing Date, the Company shall not, shall cause each of its Affiliates and Subsidiaries and their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any understandings, arrangements, agreements in principle, agreements or other commitments or instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its Representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal.

(c)          In addition to the other obligations under this Section 8.9, each party hereto shall promptly (and in any event within twenty-four (24) hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.

(d)          Each party hereto agrees that the rights and remedies for noncompliance with this Section 8.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

(e)          Each of Acquiror and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 8.9 has occurred, the actions of such party’s Affiliates and Representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 8.9 by such Persons.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.         Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by all of such parties:

(a)          The Acquiror Shareholder Approval shall have been obtained with respect to the Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (G), (H) and (I) of Section 8.2(b)(ii);

(b)          The Company Unitholder Approval shall have been obtained;

(c)          The Proxy Statement / Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement / Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)          The applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) applicable to the transactions contemplated by this Agreement shall have expired or been terminated, the Parties shall have received CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions;

(e)          There shall not be in force any Governmental Order, statute, rule or regulation or other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or otherwise making the consummation of the Merger illegal or otherwise prohibited; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)           Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Share Redemptions; and

(g)          The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance thereof.

Section 9.2.         Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)           (i) each of the Company Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)           Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c)           No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d)          All parties to each of the Ancillary Agreements (other than Acquiror) shall have delivered, or caused to be delivered, to Acquiror copies of each of the Ancillary Agreements duly executed by all such parties, and each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto (other than Acquiror and Merger Sub); and

(e)           Other than those persons identified as continuing directors on Section 2.6(b) of the Acquiror Disclosure Letter, all members of the board of managers of the Company and all executive officers of the Company shall have executed written resignations effective as of the Effective Time.

Section 9.3.         Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)           (i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of Acquiror contained in Section 5.11 and the first sentence of each of Section 5.13 (a) and (b) shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties of Acquiror set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that for purposes of this Section 9.3(a) only, the representations and warranties set forth in Section 5.11 shall be true and correct solely as of the date of this Agreement;

(b)           Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if the Acquiror has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c)           The Domestication shall have been completed as provided in Section 7.7, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(d)           Excluding deferred underwriting fees and commissions and any fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated thereby, the total outstanding liabilities of Acquiror shall not exceed $2,700,000;

(e)           The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;

(f)            The Backstop Commitment and the Forward Purchase Commitment shall have been consummated, where required;

(g)           Other than those persons identified as continuing directors on Section 2.6(b) of the Acquiror Disclosure Letter, all members of the board of directors of Acquiror and all executive officers of Acquiror shall have executed written resignations effective as of the Effective Time; and

(h)           All parties to each of the Ancillary Agreements (other than the Company) shall have delivered, or caused to be delivered, to the Company copies of each of the Ancillary Agreements duly executed by all such parties.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.       Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by written agreement of the Company and Acquiror;

(b)          by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall be adopted any law or regulation making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)          by the Company or Acquiror if the condition set forth in Section 9.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)          by Acquirer if either (i) the condition set forth in Section 9.1(b) shall not have been obtained or (ii) if any part of the Deferred Amount shall not have been paid in accordance with the Purchase Agreement;

(e)           by the Company, prior to Acquiror Shareholder Approval, within 5 days after there has been a Modification in Recommendation;

(f)           by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before 12:01 am Eastern Time on December 31, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(g)          by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2.       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, managers, members or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1.      Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated November 23, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the Acquiror Ordinary Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, monetary relief against Acquiror, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Acquiror Shareholders, whether in the form of money damages or injunctive relief, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

Section 11.2.      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, to the extent permitted by Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in case of this clause (iv), solely to the extent no “bounce back” or similar message is received) addressed as follows:

(a)           If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Tiga Acquisition Corp.

Ocean Financial Centre

Level 40, 10 Collyer Quay

Singapore 049315

Attention: Ashish Gupta

Email: agupta@tigainvestments.com

with copies to (which shall not constitute notice):

Milbank LLP
12 Marina Boulevard
#36-03 Marina Bay Financial Centre Tower 3
Singapore 018982
Attention: David H. Zemans
Email: dzemans@milbank.com

(b)          If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Grindr Group LLC
750 N San Vicente Blvd

Hollywood, CA 90069
Attention: Bill Shafton
Email: bill@grindr.com

with copies to (which shall not constitute notice):

Cooley LLP
3 Embarcadero Center
20th Floor

San Francisco, CA 94111
Attention: Garth A. Osterman
Email: gosterman@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void; provided, however, that Acquiror may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of Acquiror so long as Acquiror remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5.      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 7.8 and Section 11.16.

Section 11.6.      Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants. If the Closing shall occur, Acquiror shall, in addition to its foregoing obligations to pay its own transaction expenses, (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any reasonable transaction expenses of Acquiror (including reasonable transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case of (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account, with such payment made from the proceeds released from the Trust Account.

Section 11.7.      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.      Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.      Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.  Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Ancillary Agreements and (c) the Confidentiality Agreement, dated as of November 9, 2021, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 11.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. Any waiver pursuant to Section 11.2 of this Agreement or any amendment pursuant to this Section 11.11 of this Agreement on behalf of the Acquiror shall require the approval of the Special Committee.

Section 11.12.  Publicity.

(a)           All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)           The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures regarding the termination or expiration of the waiting period under the HSR Act or approvals, consents or termination of the waiting period under other Antitrust Laws shall be deemed not to violate this Section 11.12.

Section 11.13.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.  Jurisdiction; Waiver of Jury Trial.

(a)           Any proceeding or Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties and any other Person seeking to enforce this Agreement irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14. The parties hereby agree to service of process in the manner set forth in Section 11.3.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)           Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)           except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.  Conflicts and Privilege.

(a)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the members or shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, managers, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Tiga Group”), on the one hand, and (y) the Surviving Company and/or any member of the Grindr Group, on the other hand, any legal counsel, including Milbank LLP (“Milbank”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Tiga Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Tiga Group, on the one hand, and Milbank, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Tiga Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the members or holders of other equity interests of the Company and any of their respective directors, managers, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Grindr Group”), on the one hand, and (y) the Surviving Company and/or any member of the Tiga Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the Grindr Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Grindr Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Grindr Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TIGA ACQUISITION CORP.

By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III
Title:	Chairman and CEO

TIGA MERGER SUB LLC

By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III
Title:	Officer

GRINDR GROUP LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary

Exhibit A

Form of Certificate of Incorporation of Acquiror upon Domestication

See attached.

Exhibit B

Form of Bylaws of Acquiror upon Domestication

See attached.

Exhibit C

Form of Unitholder Support Agreement

See attached.

Exhibit D

Transaction Support Agreement

See attached.

Exhibit E

Form of Registration Rights Agreement

See attached.